                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            United Vision Group, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
[ ]     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)    Title of each class of securities to which transaction applies:

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         2)    Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)    Proposed maximum aggregate value of transaction:

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         5)    Total Fee Paid:

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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                            UNITED VISION GROUP, INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 362
                            BOCA RATON, FLORIDA 33431

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         We are pleased to invite you to attend the Annual Meeting of Stockholders of United Vision Group, Inc. (the "Company"), to be held at 2424 North Federal Highway, Boca Raton, Florida 33431 on ____________, 1996, at ______ a.m. (EDT), for the purpose of considering and acting upon the following:


1.       The election of five directors of the Company.

2. The approval of an amendment to the Company's Certificate of Incorporation to change the Company's name to Apollo Eye Group, Inc.

3. The approval of an amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split of the Company's Common Stock.

4. The approval of a transaction between the Company and James R. Cook, M.D., a principal stockholder of the Company, in which $4,000,000 of debt to Dr. Cook will be converted to 6,779,661 shares of Common Stock of the Company.

5. The approval of the Company's 1996 Stock Option Plan, as amended and restated.

6.       Such other matters as may properly come before the meeting.

         Only stockholders of record at the close of business on ____________, 1996 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

                                           By Order of The Board of Directors

                                           James R. Cook, M.D.
                                           Chairman

Boca Raton, Florida
____________, 1996

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                            UNITED VISION GROUP, INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 362
                            BOCA RATON, FLORIDA 33431
                                 (407) 395-5402

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Vision Group, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders on ____________, 1996. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about ____________, 1996.

                          OUTSTANDING VOTING SECURITIES

         The number of voting securities of the Company outstanding on ____________, 1996, the record date for the meeting, was __________ shares of common stock, $0.001 par value per share (the "Common Stock"), each entitled to one vote, owned by approximately 100 stockholders of record, and _____________ shares of Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"), each entitled to 100 votes, owned by approximately _______ stockholders of record. The Common Stock and the Series C Preferred Stock vote together as a single class on all matters except where the Series C Preferred Stock is expressly required to vote as a separate class by a nonwaivable provision of applicable law and except that the Company may not amend or restate its Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or rights of Series C Preferred Stock so as to affect such stock adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series C Preferred Stock voting separately as a class. A list of stockholders of the Company may be examined at the offices of the Company at the address given above.

                               PROXIES AND VOTING

         The persons named as proxies were selected by the Board of Directors of the Company (the "Board") and are directors or officers of the Company.

         When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as specified at the meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting stockholders with respect to any matter to be acted upon at the meeting.

         The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and telegraph. Banks, brokerage houses and other custodians, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to their principals and in obtaining authorizations for the execution of the proxies.

         Under the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation, the affirmative vote of a plurality of the shares of Common Stock and Series C Preferred Stock voting together as a single class (with the Series C Preferred Stock entitled to 100 votes per share) is sufficient for the election of directors. Accordingly, the withholding of votes has no effect on the election of directors. As to other matters, unless otherwise required by law or the Company's Certificate of Incorporation, the affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on a matter is required for approval. Under applicable Delaware law, a stockholder who is represented at the Annual Meeting by a limited proxy that withholds authority to vote on a particular proposal is considered present at the meeting for purposes of determining the existence of a quorum; the shares are not, however, counted as present or represented and entitled to vote for purposes of determining whether the requisite vote on a proposal is received. This may occur in the case of a "broker non-vote," where a broker holding shares of the Company's Common Stock in its own name for the benefit of its customers submits a proxy but does not have authority to vote the shares on a particular proposal.

         The proposals to amend the Certificate of Incorporation to change the Company's name to Apollo Eye Group, Inc. and effect a one-for-five reverse stock split require the affirmative vote of a majority of the outstanding shares of Common Stock and Series C Preferred Stock voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as "no" votes on these proposals. In addition, these proposals may require the affirmative vote of a majority of the outstanding shares of Series C Preferred Stock voting as a separate class. In connection with their subscriptions for shares of Series C Preferred Stock, all holders of Series C Preferred Stock agreed to vote in favor of these proposals.

         The proposal to approve the Transaction between the Company and Dr. Cook requires the affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon other than shares held by Dr. Cook. Accordingly, broker non-votes will not affect the outcome of this proposal but abstentions will have the same effect as a "no" vote. Pursuant to the DGCL, shares held by Dr. Cook may be counted in determining the presence of a quorum at the Annual Meeting for purposes of consideration of this resolution.

         The proposal to approve the Company's 1996 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. As to this matter, broker non-votes will not affect the outcome and abstentions will have the same effect as "no" votes.

         Votes at the meeting will be tabulated by financial management employees of the Company. The Company has not established a procedure for confidential voting.

                             THE BOARD OF DIRECTORS

         Pursuant to the Delaware General Corporation Law, as implemented by the Company's Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

         Directors of the Company are elected at the Annual Meeting of Stockholders. Currently there are five directors, and the Board recommends that the current five directors be reelected. The persons described below have been nominated for election as directors to serve until the Annual Meeting in 1997 or until their successors are elected and qualified. The Company's Common Stock has no cumulative voting rights.

         At the present time it is intended that proxies received by management of the Company which contain no instructions to the contrary will be voted for the nominees listed below. Management does not contemplate that any nominee will be unable to serve but, if that contingency should occur, the persons named as proxies reserve the right to substitute another person of their choice as a director when voting at the Annual Meeting.

         Set forth below is certain information with respect to each nominee. The Board of Directors recommends a vote "FOR" each of the nominees.

         JAMES R. COOK, M.D. Dr. Cook, age 53, has been Chairman and a director of the Company since August 1995.

         Dr. Cook received his B.S. in Chemistry, M.S. in Pharmacology and M.D. degree all from the University of Illinois. His post graduate hospital clinical experience includes a residency in ophthalmology from Washington University, St. Louis, and the National Eye Institute (NEI), Bethesda, Maryland. Dr. Cook entered the practice of ophthalmology in Huntington, West Virginia in 1971, and is certified by the American Board of Ophthalmology.

         Dr. Cook served as the medical director and then president of CILCO, Inc. ("CILCO"), a manufacturer of intraocular lenses, viscoelastics and ophthalmic instrumentation, from 1978 - 1986. CILCO was acquired by Rorer Group, Inc. in 1981.

         In 1986, Dr. Cook, along with Peter Molinaro, Jr. and others, purchased IntraOptics, Inc., a start-up intraocular lens company ("IntraOptics"), from an Australian publicly-held company. IntraOptics grew to over $20 million in revenue by 1991 and was sold to Chiron Corporation ("Chiron") in early 1992. Also during the 1986 - 1989 time frame, Dr. Cook served as the president of Tullis-Cook and Co., Inc., the manager of a $44 million investment pool for health care acquisitions and investments known as Tullis-Cook Capital Focus, L.P. ("Tullis-Cook"). Dr. Cook remained with Chiron until late 1992, after which he pursued the planning and development of Apollo Eye Associates which was founded in 1994 and merged with the Company in 1995.

         Dr. Cook has served on the boards of publicly-held companies in the past including LifeCore, Inc., a biotechnology company based in Minneapolis; Amerihealth, Inc., an Atlanta-based hospital management company subsequently merged with Champion Healthcare; and Salvatori Ophthalmics, a Sarasota, Florida maker and distributor of contact lenses.

         J. RICHARD DAMRON, JR. Mr. Damron, age 47, has been a director of the Company since August 1995 and has been the Company's Chief Financial Officer and Treasurer since April 1996.

         Mr. Damron received his B.B.A. in Accounting from Marshall University in 1971 and became a certified public accountant in 1974. Mr. Damron practiced public accounting in West Virginia from 1971 to 1980 during which time he consulted with clients on financial planning and control engagements and managed audits for businesses with $1 million to $50 million of revenue.

         In 1980, Mr. Damron joined CILCO as Controller and Treasurer and was promoted to Chief Financial Officer in 1981 when that company was acquired by Rorer Group, Inc. In 1985 CILCO was acquired by CooperVision, Inc., and Mr. Damron became Executive Vice President of Operations responsible for manufacturing, research and development, regulatory affairs and quality assurance. Along with these operating responsibilities, he had the added responsibility of facility consolidation, process integration and rationalization plans for operations.

         In 1987, Mr. Damron joined Dr. Cook to become a partner in Tullis-Cook. In this role he participated in raising $44 million of capital for investments in health care companies. He was active in identifying investment opportunities, negotiating transactions and financing managing due diligence. Mr. Damron held Board seats on portfolio investments including Benson Optical Company, Salvatori Ophthalmics and IntraOptics. Mr. Damron left Tullis-Cook in 1990 to join IntraOptics as Chief Financial Officer.

         After IntraOptics was acquired by Chiron in January 1992, Mr. Damron served as Senior Vice President and Chief Financial Office of Chiron Vision. In July 1995 he became Senior Vice President of Mergers and Acquisitions for Chiron Vision, a position which he held until joining the Company in April 1996.

         PETER MOLINARO, JR. Mr. Molinaro, age 44, has been a director and Executive Vice President of the Company since August 1995 and has been President of Apollo Eye Associates, Inc., the Company's wholly owned optometric and ophthalmic care subsidiary, since its formation in 1995.

         Mr. Molinaro graduated from Marshall University in 1974 with a B.S. Degree in Zoology, and went on to receive a M.S. Degree in Biological Science
(1975) and an M.B.A. in Management (1980) from the same institution.

         In December 1977, Mr. Molinaro joined CILCO as Clinical Research Coordinator responsible for establishing that company's regulatory affairs and clinical research functions and ultimately became CILCO's Vice President of Regulatory Affairs and Quality Assurance.

         In 1986, Mr. Molinaro joined Dr. Cook as a founding shareholder in the acquisition of IntraOptics. As a Senior Vice President of Sales and Marketing, he developed the company's sales and marketing organizations including the recruitment and training of its domestic sales force.

         In the first full year after the merger of IntraOptics and Chiron Ophthalmics, Mr. Molinaro served as Chiron IntraOptics' Senior Vice President of Sales and Marketing, responsible for a $20 million expense budget, domestic and world wide marketing and the domestic sales organizations. In October 1993, Mr. Molinaro left Chiron to work as a consultant and to pursue the development of Apollo Eye Associates with Dr. Cook.

         VINCENT C. MANOPOLI. Mr. Manopoli, age 41, has been a director and Executive Vice President of the Company since August 1995 and has been President of Apollo Eye Care Management Corporation, the Company's wholly owned managed vision care subsidiary, since its formation in late 1995.

         Mr. Manopoli received his B.A. in Chemistry from the University of California, Irvine in 1977, an M.A. in Chemistry from California State University, Fullerton in 1979, and a M.B.A. at the Peter Drucker School of Management in Claremont, California in 1986. As part of his M.B.A. he completed reimbursement and health care policy courses at Yale University in the Schools of Management and Public Health.

         Mr. Manopoli entered ophthalmology in 1980 as a research and development engineer for CILCO. He was involved in the design and testing of ultraviolet absorbing intraocular lenses and the development of prototype Yag lasers utilized in cataract-related surgery by ophthalmologists. Mr. Manopoli also served as a marketing product manager for diagnostic equipment.

         In 1985, Mr. Manopoli founded the health care consulting firm, Medricon, Inc., which was merged with Apollo Eye Associates, L.P. in July 1994. Medricon specializes in Medicare and Medicaid policy and its work includes coding reviews, fee schedule analyses, billing operations, payment/denial analysis, accounts receivable analysis and operations analysis.

         Mr. Manopoli was one of the founders of Metropolitan EyeCare Associates ("MECA") a network formed in the New York and Tri-State region to provide ophthalmology services to HMO's in the region. Mr. Manopoli contributed to initial business plan development, claims processing functions, strategic plans and physician recruitment. Mr. Manopoli discontinued his association with MECA in January 1994.

         JOHN C. PRELAZ. Mr. Prelaz, age 37, has been a director of the Company since May 1996.

         Mr. Prelaz graduated with honors from Marshall University with a B.A. in Marketing in 1982. From 1982 until 1988, Mr. Prelaz was a sales representative for CILCO. In 1988, he became a sales manager with IntraOptics and continued in sales with Chiron Vision after the acquisition of IntraOptics by Chiron. Mr. Prelaz has over ten years of experience in ophthalmology practice marketing. He is co-founder of Results Marketing, a company dedicated to marketing ophthalmic practices. Mr. Prelaz was a limited partner of Apollo Eye Associates, L.P., and served as a Director. He is currently employed as a Regional Director for Chiron Vision with interest in ophthalmic surgical innovations, practice marketing and managed care.

         MEETINGS; COMMITTEES OF THE BOARD. The Board held three meetings in 1995. Currently, the Board does not have (and did not have during 1995) an Audit, Compensation or Nominating Committee. Each incumbent director attended more than seventy five percent of the meetings of the Board which he was eligible to attend during 1995.

         COMPENSATION OF DIRECTORS. Directors do not receive remuneration for their services as directors but may be reimbursed for expenses incurred in connection therewith, such as the cost of travel in connection with meetings of the Board.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                   TO CHANGE NAME TO "APOLLO EYE GROUP, INC."

         THE PROPOSAL. On August 1, 1996 the Board adopted a resolution to amend
Article 1 of the Company's Certificate of Incorporation to change the name of the Company to "Apollo Eye Group, Inc." The Board believes that this name change is in the best interests of the Company and its stockholders. On August 7, 1995, Apollo Eye Associates, L.P., a Delaware limited partnership ("Apollo"), and Apollo Eye Corporation, a Delaware corporation ("AEC") and the general partner of Apollo, were merged into a wholly owned subsidiary of the Company (the "Merger"). At that time, Apollo operated five practice locations under the name "Apollo Eye Associates" and had spent significant resources developing the service mark "Apollo Eye Associates" and a logo used in connection therewith. Since the Merger, the Company has changed the name of seven practice locations previously operated under the name "Family EyeCare Centers" to "Apollo Eye Associates." The Company believes that it has and will continue to develop significant consumer identification with the service mark "Apollo Eye Associates" and that the Company will benefit from a marketing strategy using a uniform name and service mark throughout the Company's lines of business.

         VOTE REQUIRED. Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock and Series C Preferred Stock, both voting together as a class and voting as separate classes. Each of Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz, who hold in the aggregate approximately 72% of the Company's outstanding shares of Common Stock, has indicated his intention to vote in favor of this proposal. In addition, each holder of Series C Preferred Stock has agreed to vote in favor of the proposal. Accordingly, it is expected that the Company's name will be changed as proposed.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

                  RESOLVED, that Article 1 of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

                           (1)      The name of the corporation is:

                                           Apollo Eye Group, Inc.

         The Board of Directors recommends a vote "FOR" approval and adoption of this amendment.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                        TO AUTHORIZE REVERSE STOCK SPLIT

         REASONS FOR THE PROPOSAL. The Board of Directors has adopted a resolution approving an amendment to the Certificate of Incorporation of the Company to effect a one-for-five reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). In June 1995 the Company's Common Stock was delisted from the SmallCap Market of The Nasdaq Stock Market ("Nasdaq") due to failure to meet certain listing requirements. Today the Company's Common Stock is traded only in the "pink sheets" published by the National Quotation Bureau, Inc., which generally is considered to be a less efficient market than Nasdaq. Because the "pink sheets" are published daily, quotations do not represent the real time electronic trading information provided by Nasdaq. In order to be eligible for relisting on Nasdaq, the Company must have and maintain, among other criteria, a minimum bid price per share of $3.00. The Company's Common Stock has not traded above $3.00 per share since 1994, and the average of the closing prices of the Common Stock over the twenty trading days prior to the date of this Proxy Statement was $_____ per share. Although the Company also currently does not meet certain other criteria required for the relisting of the Common Stock on Nasdaq, the Board believes that the Reverse Stock Split will help position the Company for relisting if and when these criteria are met.

         The effect of the Reverse Stock Split would be that the stockholders of the Company who own five or more shares of Common Stock will receive one share of new Common Stock for each five shares of Common Stock held at the time of the Reverse Stock Split. In addition, in lieu of fractional shares of new Common Stock, the Company will "round up" any factional shares of new Common Stock by issuing a fraction of a share of new Common Stock to any stockholder who otherwise would hold a fractional share so that each stockholder holds a whole number of shares of Common Stock following the Reverse Stock Split. Theoretically, the market price of the Company's Common Stock immediately following the Reverse Stock Split should be approximately five times the market price immediately prior to the Reverse Stock Split. However, there can be no assurance as to any increase in the market price of the Common Stock as a result of the Reverse Stock Split. In addition, there can be no assurance that the Company will satisfy the criteria for relisting on Nasdaq or for listing on any other securities exchange.

         The Board recognizes that reverse stock splits are commonly believed to result in a decrease in the aggregate market capitalization of an issuer's stock. However, the Board believes that this possible negative impact is outweighed by the benefits of the greater marketability of the Company's Common Stock if it qualifies for relisting on Nasdaq.

         With the exception of the number of outstanding shares, the rights and preferences of the shares of Common Stock before and after the Reverse Stock Split will remain the same. If the Reverse Stock Split is effected, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of stockholders of the Company or any other aspect of the Company's business will change materially as a result.

         The Reverse Stock Split will not alter the number of authorized shares of Common Stock. The Company currently has 30,000,000 authorized shares of Common Stock, of which 22,664,793 are issued and outstanding. On a pre-Reverse Stock Split basis, an additional ______ shares are needed for conversion of the ______ outstanding shares of the Series C Preferred Stock (which automatically convert to Common Stock upon effectiveness of the Reverse Stock Split), 6,779,661 shares are proposed to be issued to Dr. Cook (see "Authorization of Transaction with Dr. Cook"), 4,562,543 shares are reserved for issuance pursuant to outstanding stock options and warrants and an additional 1,445,000 shares are to be reserved for issuance pursuant to the Company's 1996 Stock Option Plan (see "Approval of 1996 Stock Option Plan"). The number of shares of Common
Stock covered by the Company's stock option plans and its outstanding stock options and warrants, as well as the exercise price per share of such outstanding stock options and warrants, will be proportionately adjusted upon consummation of the Reverse Stock Split. Giving effect to the Reverse Stock Split, and assuming approval of the transaction with Dr. Cook and of the 1996 Stock Option Plan, the Company will have a total of ______ shares of Common Stock issued and reserved for issuance and ______ authorized shares which are unissued and unreserved. One effect of the Reverse Stock Split, essentially, is to increase the number of shares of authorized Common Stock available for issuance.

         The Reverse Stock Split will not change the par value of shares of Common Stock. However, under applicable Delaware law, the total capital of the Company will not be reduced as a result of the Reverse Stock Split, even through the aggregate par value of all issued and outstanding shares will be reduced to one-fifth of the aggregate par value prior to the Reverse Stock Split. Accordingly, the Reverse Stock Split will not increase surplus available for dividends.

         The Board considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to the Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (unless required by applicable law or regulation). Such purposes could include effecting future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through the issuance of shares. To the extent that any additional shares (or securities convertible into common stock) may be issued on other than a pro rata basis to current stockholders, the present ownership position of current stockholders may be diluted. The Common Stock has no preemptive rights. In addition, if another party should seek to acquire or take over control of the Company, and the Board does not believe such transaction is in the best interest of the Company and its stockholders, some or all of the authorized shares could be issued to another party to try to block such transaction.

         The Company does anticipate issuing up to an additional $______ of either Series C Preferred Stock (which would, on a post-Reverse Stock Split basis, be convertible into approximately ______ shares of Common Stock) or an equivalent amount of Common Stock in order to obtain further working capital. The Company also hopes to issue Common Stock in order to effect future acquisitions although, at present, the Company has no agreements for any such transactions.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes certain federal income tax and Delaware state tax consequences and is based on current law and is included for general information only. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances. Neither the receipt of shares of new Common Stock in exchange for existing Common Stock nor the issuance of a fractional share of new Common Stock to round up to a whole number of shares will result in recognition of gain or loss to the stockholder. The aggregate adjusted tax basis of a stockholder's new Common Stock will be the same as the stockholder's aggregate adjusted tax basis in the exchanged Common Stock. The holding period of new Common Stock received in exchange for existing Common Stock will include the stockholder's holding period in the exchanged Common Stock. No gain or loss will be recognized by the Company upon the Reverse Stock Split.

         EXCHANGE OF CERTIFICATES. If the proposed amendment is approved by the stockholders, the Company will file an amendment to its Certificate of Incorporation with the Delaware Secretary of State and the Reverse Stock Split will become effective on the date of that filing (the "Effective Date"). The Effective Date also will constitute the record date for identifying holders of Common Stock to be notified of the Reverse Stock Split. As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender the certificates representing their shares of existing Common Stock to the Company's transfer agent, American Securities Transfer, Inc., in exchange for certificates representing their shares of new Common Stock. Commencing with the Effective Date, each certificate representing shares of exchanged Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of new Common Stock at the ratio of one share of new Common Stock for five shares of exchanged Common Stock (rounded up for any fractional shares resulting therefrom).

         For the purposes of determining ownership of Common Stock, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares.

         No service charge will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

         VOTE REQUIRED. Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock and Series C Preferred Stock, both voting together as a class and voting as separate classes. Each of Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz, who hold in the aggregate approximately 72% of the Company's outstanding shares of Common Stock, has indicated his intention to vote in favor of this proposal. In addition, each holder of Series C Preferred Stock has agreed to vote in favor of the proposal. Accordingly, it is expected that the Reverse Stock Split will be effected.

         The Reverse Stock Split would result in sufficient authorized but unissued Common Stock to complete the Transaction. Accordingly, James R. Cook, M.D., Chairman and Chief Executive Officer of the Company, who beneficially owns 11,551,889 shares of Common Stock, or 51% of the Common Stock entitled to vote at the meeting, is subject to a potential conflict of interest with respect to the Reverse Stock Split. See "Authorization of Transaction with Dr. Cook."

         RESOLUTION. The resolution which will be introduced at the Annual Meeting seeking approval effecting the Reverse Stock Split is as follows:

                  RESOLVED, that Article 4 of the Certificate of Incorporation of the Company is hereby amended by adding the following new Section B:

                  B. On the date of the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation adding this Section B (the "Effective Date"), the Common Stock of the Corporation shall be reverse split on a one-for-five basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reclassified as one-fifth share of a share of Common Stock (the "Reverse Split"). No fractional shares shall be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each stockholder whose shares are not evenly divisible by five will receive one whole share of Common Stock. As soon as practicable following the Effective Date, certificates for the shares of Common Stock to be outstanding after the Reverse Split shall be issued upon surrender of certificates representing existing shares of Common Stock pursuant to procedures adopted by the Corporation's Board of Directors.

         The Board of Directors recommends a vote "FOR" approval and adoption of this amendment.

                   AUTHORIZATION OF TRANSACTION WITH DR. COOK

         THE TRANSACTION. During 1995, the Company incurred substantial losses due to start-up operations and a large restructuring charge. Although the Company's operations improved significantly during the first quarter of 1996, the Company remains a net consumer of cash. See "Incorporation of Certain Information by Reference." In order to help fund these operating losses, James R. Cook, M.D., Chairman and Chief Executive Officer of the Company and the Company's largest stockholder, provided loans to the Company totalling $2,450,000 during late 1995 and early 1996. Despite the loans, the Company's Board of Directors determined that further funding was needed by the Company. Therefore, on March 27, 1996, the Board approved an agreement (the "Transaction") with Dr. Cook to convert up to $4,000,000 in loans (or up to $4,000,000 in loans and cash investment) to 6,779,661 shares of Common Stock at a conversion price of $0.59 per share (on a pre-Reverse Stock Split basis). At June 30, 1996, Dr. Cook's loans aggregated $4,050,000, of which $4,000,000 is proposed to be converted to Common Stock. Through March 31, 1996 these loans carried an interest rate of prime plus one and one-half percent; the interest rate was reduced to prime effective April 1, 1996. All such shares would be unregistered securities and Dr. Cook would not be granted registration rights with respect thereto. The Transaction is subject to either approval by a majority of shares held by disinterested stockholders (i.e., stockholders other than Dr. Cook) present in person or represented by proxy at the meeting and entitled to vote on this proposal or receipt of a fairness opinion from a qualified, independent third party.

         The terms and conditions of the Transaction were proposed by Dr. Cook to the Board and considered by the Board in light of the lack of financing alternatives available to the Company. The price for the shares to be acquired by Dr. Cook was established by calculating the average closing price of Common Stock for the twenty (20) consecutive trading days prior to March 27, 1996, the date that Dr. Cook agreed to the Transaction, and discounting the average closing price of $0.7385 per share of Common Stock by 20% owing to the fact that the investment is sizable and that the shares are to unregistered and, as such, illiquid. The average of the closing prices of the Company's Common Stock over the twenty consecutive trading days prior to the date of this Proxy Statement was $________. Accordingly, the purchase price used with respect to the transaction with Dr. Cook now represents a ___% premium over the current average closing price.

         The Company currently does not have sufficient authorized but unissued shares of Common Stock available to complete the Transaction. If the Reverse Stock Split described above is approved, it will result in sufficient authorized but unissued shares of Common Stock to complete the Transaction. If the Reverse Stock Split is not approved, Dr. Cook has agreed to substitute Series C Preferred Stock for Common Stock and the Company will likely seek stockholder approval of an increase in the number of authorized shares of Common Stock in the future.

         BACKGROUND OF AND REASONS FOR THE TRANSACTION. In the fourth quarter of 1995, the Company recorded a one-time restructuring expense of $1,576,079. This restructuring charge included costs and expenses in connection with termination of certain employment agreements (see "Executive Compensation and Other Information -- Employment Agreements" below), the consolidation of optical laboratory and production facilities, and the closure of three practice locations and the Company's previous corporate headquarters. The Company also recorded expenses of $566,254 in 1995 in connection with the accrual of potential litigation costs, a write-down of investment securities and write-offs related to certain software. As a result of these charges and of its operating losses (which were partially offset by equity contributions), the Company's equity decreased significantly in 1995 from $2,208,489 at December 31, 1994 to $630,000 at December 31, 1995.

         The Company used net cash of $3,992,217 in operating activities and $1,038,565 in investing activities, for a total net cash use of $5,030,782, in 1995. This was offset by a total of $5,025,745 of cash provided by financing activities, including $800,000 of loans provided by Dr. Cook. During the first quarter of 1996, the Company used net cash of $1,338,307 in operating activities, which was offset by an additional $1,650,000 in loans from Dr. Cook. Additional loans of $1,600,000 were provided by Dr. Cook during the second quarter of 1996 and additional loans of $445,000 were provided by Dr. Cook during the third quarter of 1996 through the date of this Proxy Statement.

         As previously noted, the Company remains a net consumer of cash. It is unclear exactly what magnitude of external cash will be required, but it is likely that at least $1,750,000 of additional cash will be required for operations during the remainder of 1996. Also, close to $2,000,000 of investment is required to carry out leasehold improvements and capital equipment purchases to improve several of the Company's practice locations and to allow the Company to capitalize on its opportunities to provide medical and surgical eye care in addition to the routine examinations traditionally provided in certain practice locations. Additional practice location development or acquisition will require cash. For the Company to grow at a rate consistent with the opportunities afforded it, total financing in the $10-20 million range would be necessary.

         The Board of Directors recommends approval of the Transaction which the Board believes to be in the best interests of the Company and its stockholders. The Board's recommendation is based upon (i) the reduction of the Company's debt and the increase in stockholders' equity which will result from the Transaction,
(ii) the Board's view that the Transaction is fair, from a financial point of view, to the Company and its stockholders, (iii) the future interest savings which will result from conversion of Dr. Cook's debt to Common Stock ($12,562 of interest was accrued in 1995 and $________ of additional interest accrued through June 30, 1996), and (iv) the Board's view that, if the Transaction is not approved and the Company does not obtain significant equity financing from other sources, it is probable that substantial cut-backs in the Company's operations and growth strategy will be required.

         Although the conversion of Dr. Cook's debt to equity and the issuance of additional shares to Dr. Cook will result in dilution of $________ per share of Common Stock, the Board believes that this is outweighed by the factors listed above.

         CONFLICT OF INTEREST. Currently, Dr. Cook's holdings represent 51% of the Company's outstanding shares of Common Stock and ___% of the outstanding Common Stock on a fully diluted basis, assuming exercise of all options under the Company's stock option plans and the conversion of all Series C Preferred Stock into Common Stock. Giving effect to the issuance of 6,779,661 shares of Common Stock in the Transaction, Dr. Cook would hold ___% of the outstanding Common Stock and ___% on a fully diluted basis. One effect of the Transaction would be to increase Dr. Cook's shareholdings above 50% on a fully diluted basis, which would give him the continued ability to elect all members of the Company's Board of Directors and to approve most transactions requiring stockholder approval even after the exercise of all currently outstanding options and the conversion of all currently outstanding shares of Series C Preferred Stock.

         As Chairman of the Board and Chief Executive Officer of the Company, as well as the principal stockholder, Dr. Cook had a potential conflict of interest with respect to negotiation of the Transaction. Accordingly, although he participated in meetings of the Board of Directors of the Company at which the Transaction was discussed and approved, Dr. Cook abstained from voting on the resolution to approve the Transaction.

         Section 144 of the DGCL provides the following:

                 No contract or transaction between a corporation and one or more of its directors of officers . . . shall be void or voidable solely for this reason . . . if:

                           (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                              (2) the material facts as to his relationship or
                           interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders . . .

         Although the Transaction was unanimously approved by the Board of Directors of the Company (with Dr. Cook abstaining), the Board determined to condition the Transaction on either approval by the Company's stockholders other than Dr. Cook or the receipt of a fairness opinion from a qualified, independent third party. Given the Company's limited resources and the expense associated with obtaining a fairness opinion from a qualified, independent third party, the Board determined not to seek a fairness opinion from a third party. In the event that the Transaction is not approved by the Company's stockholders, the Company will retain the option to proceed with the Transaction based upon a fairness opinion.

         VOTE REQUIRED. Approval of the Transaction requires the affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote on the Transaction, other than shares held by Dr. Cook.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

                  RESOLVED, that the conversion of $4,000,000 of debt of the Company to James R. Cook, M.D. to 6,779,661 shares of Common Stock at a conversion price of $0.59 per share (prior to any reverse split of the Company's Common Stock) is hereby ratified and approved.

         The Board of Directors recommends a vote "FOR" approval and adoption of this resolution.

                      APPROVAL OF 1996 STOCK OPTION PLAN

         THE PLAN. The United Vision Group, Inc. 1996 Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors as the 1995 Stock Option Plan B on November 21, 1995, and was amended and restated as the 1996 Stock Option Plan on June 7, 1996. The purposes of the Plan are to enable the Company to compete successfully in retaining and attracting directors, employees and advisors of outstanding ability, to stimulate the efforts of these persons toward the Company's objectives and to encourage their ownership of the Company's Common Stock, all with the long-term goal of increasing value for all of the Company's stockholders.

         The following is a summary of the Plan, as amended and restated, the full text of which is set forth as Exhibit A to this Proxy Statement.

         Up to 2,000,000 shares of the Company's Common Stock may be issued pursuant to the Plan and on June 7, 1996 the Company granted options to acquire an aggregate of 555,000 shares of Common Stock at $0.56 per share. The number of shares issuable, as well as the number of shares subject to outstanding options and the price of outstanding options, will be appropriately adjusted to give effect to any change in the Common Stock as a result of any stock split or dividend, combination or exchange of shares, recapitalization, reclassification or similar event. Therefore, if the Reverse Stock Split is approved, the number of shares issuable under the Plan will be adjusted to 400,000, the number of outstanding options would be decreased to 110,000 and the exercise price thereof would be increased to $2.80.

         The Plan is administered by the Board of Directors of the Company which, in addition to administering and interpreting the Plan, has exclusive authority, subject to the terms of the Plan, to select optionees, to determine the number of shares for which an option is granted, to set an option's price and term, to select the type of option and to establish all other terms and conditions of an option, including restrictions on exercise. The Plan provides that the Board may, under circumstances selected by it, waive or amend the terms and conditions of, or accelerate the vesting of, an option. Board members are not liable for actions and determinations made or taken in good faith with respect to the Plan and, to the extent not prohibited by law, will be indemnified by the Company for any liability or expenses incurred in this connection.

         Any employee or director of the Company or any of its subsidiaries may be selected to participate in the Plan. Additionally, options may be granted under the Plan to advisors and consultants, as defined ("advisors"), to the Company. Both incentive stock options and nonqualified options may be granted to employee-participants in the Plan. Non-employee directors and advisors may only receive nonqualified option grants. Options for no more than 500,000 shares of Common Stock may be granted to any eligible employee under the Plan during any period of twelve consecutive months.

         For a nonqualified option, the per share exercise price must be at least 85% of the fair market value of a share of Common Stock on the date the option is granted. For an incentive stock option, the per share exercise price may not be less than 100% of the Common Stock's fair market value on the date of grant. Additionally, no incentive stock option may be exercised after ten years from the date of grant. If an optionee holds more than 10% of the Company's shares, any incentive stock option granted to that person must have a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years. The aggregate fair market value (determined as of the time of grant) of shares with respect to which incentive stock options are exercisable for the first time by a holder in any year (under all plans of the Company) may not exceed $100,000. Furthermore, an incentive stock option is not transferrable except by the optionee's will or the laws of descent and distribution and, during an optionee's lifetime, may only be exercised by the optionee or the optionee's legal representative or guardian. Transfer of nonqualified options is similarly restricted except under limited circumstances or as permitted by the Board.

         To the extent and under the conditions established by the Board, an option's exercise price may be paid in cash, by the surrender of previously-owned shares of Common Stock, by directing that shares otherwise issuable upon the option's exercise be withheld as payment or by a combination of the foregoing. If payment by the surrender or withholding of shares is permitted, these shares are valued at their fair market value on the date surrendered or withheld. Shares tendered or withheld as payment are available for issuance under the Plan. For purposes of the Plan, fair market value means the average of the closing bid and asked prices for the Common Stock. On _________, 1996, the fair market value of the Company's Common Stock was $_____ per share.

         If an optionee terminates employment with, or service as a director of, the Company for any reason, any unexercisable option held by that optionee will terminate. An exercisable option held by the optionee will generally terminate on the earlier of (i) the option's full exercise, (ii) the expiration of the option by its terms or (iii) the end of the three-month period following the date of termination of employment. If, however, an optionee becomes disabled or dies either while employed by, or serving as a director of, the Company or within three months of termination of employment or service, a then-exercisable option held by that optionee may be exercised at any time within one year after the date of death or commencement of disability. An option granted to an advisor to the Company terminates on the earlier of its full exercise or the option's expiration by its terms. The Plan provides that, in its discretion, the Board may extend the Plan's periods for option exercise.

         The Board may amend or terminate the Plan at any time; however, stockholder approval is required for an amendment if such approval is necessary to maintain the Plan's compliance with the Internal Revenue Code (the "Code") or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

No Plan amendment may alter or impair an outstanding option without the optionee's consent. No option may be granted under the Plan subsequent to August 14, 2006.

         The Plan provides that in the event any person becomes the "beneficial owner" (as defined in Exchange Act Rule 13d-3) of more than 50% of the Company's outstanding shares of Common Stock, or commences a tender offer which if successful would result in the person becoming the beneficial owner of more than 50% of such shares, then all outstanding options will immediately become exercisable. In the event of the execution of an agreement of reorganization, merger or consolidation of the Company with another corporation in which the Company is not to be the surviving corporation, or in the event of the execution of an agreement of sale or transfer of all or substantially all the assets of the Company, all outstanding options also will become immediately exercisable. If the successor or transferee corporation does not obligate itself to continue the Plan, both the Plan and the unexercised portion of all outstanding options will terminate as of the effective time of any such transaction, except that, in the event of such a transaction, an optionee who is subject to Section 16 of the Exchange Act will be entitled to tender the optionee's options which are unexercised immediately before the transaction to the Company and to receive a cash payment equal to the difference between the aggregate "fair value" of the shares of the Company's Common Stock subject to the holder's unexercised options and the aggregate option price of those shares.

         The Plan also provides that, if payments to an optionee by the Company would constitute "excess parachute payments" under the Code, amounts payable in accordance with the Plan's change of control provisions will be reduced so that the employee is not subject to the 20% excise tax on the payment and the Company is able to deduct the entire payment.

         FEDERAL INCOME TAX AND ACCOUNTING CONSEQUENCES. It is intended that the incentive stock options granted under the Plan will meet the requirements of sec. 422 of the Code, under which the optionee recognizes no income upon exercise of the option and, if the stock purchased pursuant to the exercise of the option is held for certain periods, the amount realized on sale or taxable exchange in excess of the option price is generally treated as a long term capital gain. To the extent individual optionees qualify for such tax treatment, the Company is not entitled to a federal income tax deduction in connection with the grant or exercise of the option. If stock acquired through the exercise of an incentive stock option is disposed of before the expiration of the prescribed holding periods, the lesser of (i) the difference between the option price and the fair market value at the time of exercise or (ii) the difference between the option price and the amount realized upon disposition of the stock is treated as ordinary income to the optionee at the time of disposition and is allowed as a deduction to the Company; any excess of the amount realized upon sale over the fair market value at the time of exercise is generally treated as capital gain to the optionee. An incentive stock option which is not granted, exercised or held in accordance with Code sec. 422 is accorded tax treatment as a nonqualified option.

         In general, an optionee who exercises a nonqualified option realizes taxable ordinary income and the Company is entitled to a deduction at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the option price.

         The proceeds of the sale of stock under the Plan constitute general funds of the Company and may be used by it for any purpose. Under accounting practices followed by the Company, neither the grant at fair market value nor the exercise of an option under the Plan will result in any charge against the Company's earnings. The grant of options at a price less than 100% of fair market value results in compensation expense to the Company.

         OTHER MATTERS. As many as 150 individuals may be eligible to receive option grants under the Plan. The Plan contains no limitation as to the maximum number of participants. To date, options for a total of 555,000 shares of Common Stock have been granted under the Plan. The recipients of, and numbers of shares subject to, future grants under the Plan are not determinable at this time.

         VOTE REQUIRED. Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock, voting together as a class, present or represented at the Annual Meeting and entitled to vote on the matter. Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz together hold approximately ___% of the combined voting power of the outstanding shares of Common Stock and Series C Preferred Stock, and each has indicated his intention to vote in favor of this proposal. Accordingly, it is expected that the Plan will be approved.

         RESOLUTION. The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting:

                  RESOLVED, that the United Vision Group, Inc. 1996 Stock Option Plan, be, and it hereby is, approved and adopted by the stockholders of the Company.

The Board of Directors recommends a vote "FOR" approval and adoption of the Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         EXECUTIVE OFFICERS. The current executive officers of the Company are Dr. Cook, Mr. Damron, Mr. Molinaro and Mr. Manopoli. Information about each is given under the "Board of Directors." Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

         SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company to certain of its executive officers for services to the Company and its subsidiaries in all capacities. No other executive officers of the Company had cash compensation in excess of $100,000 during 1995. Dr. Cook and the other listed executive officers are sometimes referred to hereafter as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                                                                                              Compensation
                                           Annual Compensation                                   Awards
                                         --------------------------------------------    -----------------------
                                                                              Other
                                                                              Annual           Securities
                                                                             Compen-           Underlying            All Other
         Name and                                              Bonus          sation        Options/SARs (#)       Compensation
     Principal Position          Year       Salary ($)          ($)           ($)(1)                                    ($)
- -------------------------------------------------------------------------------------    -----------------------   -------------
James R. Cook, M.D.(2)(3)        1995      $ 75,000           ---              ---              417,406                 ---
Chairman

Jan H. Kaplan(4)                 1995      $ 99,990        $ 50,000            ---              105,000                 ---
President                        1994       100,000           ---              ---                ---                  $737
                                 1993        43,740           ---              ---                ---                   ---

Peter Molinaro, Jr.(2)           1995      $120,480           ---              ---              933,029                 ---
Executive Vice President

Karen Kaplan(4)                  1995      $ 78,836        $ 50,000            ---               50,000                 ---
Executive Vice President         1994        75,186           ---              ---                ---                   ---
                                 1993        43,740           ---              ---                ---                   ---



Vincent C. Manopoli(2)           1995      $ 85,000           ---              ---              227,427                 ---
Executive Vice President

- ----------------------------

(1) None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2) Dr. Cook, Mr. Molinaro and Mr. Manopoli first became executive officers of the Company during 1995.

(3)      In 1995, $75,000 in salary was accrued but not paid.

(4) In 1994, Mr. Kaplan was entitled to receive $100,000 in salary pursuant to his employment agreement with the Company; however, he contributed part of his salary to Mrs. Kaplan and did not receive the full amount due under the agreement. The amount actually received was $75,186, with the difference having been allocated to Mrs. Kaplan. Mrs. Kaplan was entitled to a $50,000 salary in 1994, but received $75,186.

         STOCK OPTIONS. In addition to the proposed 1996 Stock Option Plan
(see "Approval of 1996 Stock Option Plan"), the Company has two existing plans pursuant to which options for shares of Common Stock have been granted to employees: the 1994 Stock Option Plan and the 1995 Stock Option Plan A. None of the Plans provides for the grant of stock appreciation rights.

         During 1995 stock options were granted to the named executive officers as follows:

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                    Number of
                                    Securities         % of Total Options
                                    Underlying             Granted to            Exercise or
                                 Options Granted      Employees in Fiscal        Base Price

Name                                   (#)                    Year                ($/Share)             Expiration Date
- --------------------------------------------------------------------------------------------------------------------------------
James R. Cook, M.D.                   417,406                 14.8%                $0.2926        August 6, 2000

Jan H. Kaplan                          75,000                  2.7%                $0.3125        February 21, 2000
                                       30,000                  1.0%                $0.3125        June 30, 2000

Peter Molinaro, Jr.                   933,029                 33.2%                $0.266         August 6, 2005

Karen Kaplan                           50,000                  1.8%                $0.3125        February 21, 2000

Vincent C. Manopoli                   227,427                  8.0%                $0.266         August 6, 2005



         With respect to each named executive officer, the following table sets forth information concerning unexercised options held at December 31, 1995. No options were exercised during 1995.



                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                     AND FY-END OPTION VALUES

                                                                              Number of Securities     Value of Unexercised In-the-
                                                     Value Realized ($)      Underlying Unexercised       Money Options at FY-End
                                                                              Options at FY-End (#)                 ($)

                                                      (Market Price on
                            Shares Acquired on          Exercise Less             Exercisable/                 Exercisable/
          Name                 Exercise (#)            Exercise Price)            Unexercisable                Unexercisable
- ---------------------------------------------------------------------------------------------------------------------------------
James R. Cook, M.D.                 ---                      ---                 69,568/347,838                 1,384/6,927

Jan H. Kaplan                       ---                      ---                    75,000/0                        0/0
                                                                                    30,000/0                        0/0

Peter Molinaro, Jr.                 ---                      ---                 169,151/763,878               7,866/35,520

Karen Kaplan                        ---                      ---                    50,000/0                        0/0

Vincent C. Manopoli                 ---                      ---                 51,551/175,876                 2,397/8,178



         EMPLOYMENT AGREEMENTS. Effective August 7, 1995, Mr. and Mrs. Kaplan entered into employment agreements (the "Agreements") with the Company which superseded and replaced their prior employment agreements with the Company. Each Agreement had an initial four-year term and renewed automatically for successive one-year terms thereafter unless notice was given by either party. Pursuant to the Agreements, Mr. Kaplan initially was to continue as President of the Company with an annual base salary of $140,000, and Mrs. Kaplan initially was to continue as an Executive Vice President of the Company with an annual base salary of $85,000. In addition, in lieu of the rights under their prior employment agreements to receive a bonus based upon the Company's pre-tax income in excess of certain target levels, the Company agreed to pay Mr. and Mrs. Kaplan each a guaranteed cash bonus of $25,000 per quarter for eight consecutive quarters, beginning with the quarter ended September 30, 1995. The Agreements also provided additional miscellaneous compensation in the form of certain perquisites, including the use of automobiles and certain insurance benefits.

         On December 19, 1995 the Company announced that it was in the process of terminating the employment of Mr. and Mrs. Kaplan and that the Kaplans and the Company were working toward various agreements whereby the Kaplans would become consultants to the Company. On March 23, 1996, the Kaplans entered into Termination, Settlement and Mutual Release Agreements and Consulting Agreements effective January 1, 1996, under the following terms:

         1) Under the Termination, Settlement and Mutual Release Agreements, Mr. Kaplan received a payment of $118,429, based upon his remaining bonus amount of $150,000 less amounts and advances due to the Company of $31,571, and Mrs. Kaplan received a payment of $50,166, based upon her remaining bonus amount of $150,000 less $85,000 in notes payable due to the Company and $14,833 of accrued interest payable.

         2) The Consulting Agreements provide for monthly payments to Mr. and Mrs. Kaplan of $11,667 and $7,083, respectively, through August 3, 1999.

         3) The Consulting Agreements provide for continuing payments of auto leases and related expenses for both Mr. and Mrs. Kaplan through mid year 1998.

         4) Under the Consulting Agreements, Mr. and Mrs. Kaplan are limited from competing with the Company, soliciting the business of the Company or soliciting the Company's employees through August 3, 1999.

         The Company does not expect to make significant use of the Kaplans under the Consulting Agreements and has written off the projected expenses associated with these agreements.

         In connection with the Merger, Dr. Cook, Mr. Molinaro and Mr. Manopoli entered into Employment Agreements with the Company to provide services as Chairman and Executive Vice Presidents for annual salaries of $75,000, $125,000 and $85,000, respectively. These Employment Agreements are terminable by either party upon 90 days written notice, with or without cause.

         Robert M. Rubin, a director of the Company until August 1995, has an employment agreement with the Company for a term of three years, expiring in August 1998, at an annual salary of $50,000, which is terminable by the Company only for cause (as defined). The Company has not called upon Mr. Rubin for services and does not expect to do so; therefore, the remaining expense associated with his employment agreement was taken as a restructuring charge in 1995.

                              CERTAIN TRANSACTIONS

         On August 4, 1995, the Company exchanged all outstanding shares of its Series A Preferred Stock for Common Stock at rate of six shares of Common Stock for each share of Series A Preferred Stock, thereby issuing 410,238 shares to Mark Glick, the brother of Karen Kaplan; 1,401,024 shares to Mr. Kaplan, and 1,248,858 shares to Mr. Rubin. The Series A Preferred Stock had a cumulative dividend rate of 12% per annum, was not callable and was convertible at the holder's option into Common Stock at the following rates: until December 31, 1994, one to one; through December 31, 1995, 1.22 to one; through December 31, 1996, two to one; and until December 31, 1977, four to one. If the Company had not exchanged the Series A Preferred Stock for Common Stock, it would have been obligated to pay cumulative dividends of $137,705 through December 31, 1997, at which point the Series A Preferred Stock would have been convertible into Common Stock at the rate of four to one. Thus, by issuing an additional 1,020,040 shares of Common Stock beyond the four to one conversion, the Company saved approximately $186,000 (consisting of $61,200 in accrued and unpaid dividends and approximately $124,890 of future dividends, representing a present value of $137,705 of cumulative dividends through December 31, 1997 using a discount rate of 8% per annum). This represented approximately $0.1825 per common share, which was a discount of $0.03547 per share from the average closing spread between the bid and asked price for the Common Stock of $0.2179 per share for the twenty
(20) trading days prior to the exchange. The exchange rate of six to one was approved by the Board of Directors of the Company prior to the Merger.

         During the fourth quarter of 1995, Dr. Cook provided loans to the Company in the amount of $800,000 in an effort to improve liquidity. These stockholder loans carried an interest rate of prime plus one and one-half percent through March 31, 1996 and prime from April 1, 1996 and thereafter; a total of $13,437 of interest was accrued during 1995. Through July 31, 1996, the total stockholder loans provided by Dr. Cook stood at $4,495,000, with $1,650,000 provided during the first quarter, $1,600,000 provided during the second quarter of 1996 and $445,000 during the third quarter of 1996 through the date of this Proxy Statement. The additional loans also had an interest rate of prime plus one and one-half percent through March 31, 1996. Effective April 1, 1996, the interest rate on all new and outstanding loans was reduced to prime. An additional $108,623 of interest was accrued for the first six months of 1996. See "Authorization of Transaction with Dr. Cook."

         Between __________ and __________, 1996, the Company sold ______ shares of Series C Preferred Stock, in a private placement, at a price of $______ per share.

         During 1995, the Company purchased marketing services and materials from Results Marketing and Visual Communications, Inc., in the amount of $210,505, which firm is owned in part by Mr. Prelaz. The Company believes that the services and materials were purchased at fair market value and were necessary for the conduct of the business of the Company.

         In connection with the Merger, Dr. Cook, Mr. and Mrs. Kaplan and Mr. Rubin entered into a Stockholders Voting Agreement, and the Company and Mr. Kaplan entered into an Employment Agreement, pursuant to which (i) Mr. Kaplan had the right to designate a director of the Company in replacement for Mr. Rubin, who resigned from the Board of Directors in connection with the Merger, (ii) if Mrs. Kaplan resigned or was removed from the Board of Directors during the term of Mr. Kaplan's employment, Mr. Kaplan had the right to designate her replacement, and (iii) under certain conditions, Dr. Cook agreed to vote in favor of Mr. and Mrs. Kaplan's designees as directors. In conjunction with the Termination, Settlement and Mutual Release Agreements (see "Executive Compensation and Other Information -- Employment Agreements"), Mr. and Mrs. Kaplan released their rights under these agreements.

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT

         The following table sets forth, as of July 31, 1996, certain information with regard to the beneficial ownership of the Company's Common Stock and Series C Preferred Stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of either class of stock,
(ii) each director, nominee for director and named executive officer, individually, and (iii) all directors and executive officers of the Company as a group. All share numbers given are before the effect of the Reverse Stock Split. See "Amendment to Certificate of Incorporation to Authorize Reverse Stock Split."

     Name (1)                                                    Common Stock
     --------                                                    ------------
                                                                                Percent
                                                       Shares (2)               Of Class
                                                       -----------              --------

James R. Cook, M.D. (3)                                  11,697,325              51.6

J. Richard Damron, Jr.                                      632,399               2.8

Vince C. Manopoli                                           356,529               1.6

Peter Molinaro, Jr.                                       2,075,980               9.2

John C. Prelaz                                            2,179,514               9.6

All current directors                                    16,941,747              74.7
and executive officers
as a group (5 persons)

Jan H. Kaplan (4)                                         1,706,024               7.5

Karen Kaplan(4)(5)                                          290,000               1.3

Robert M. Rubin                                           1,628,858               7.2

- ----------

(1) The address of (i) Dr. Cook and Messrs. Damron, Manopoli, Molinaro and Prelaz is 2424 North Federal Highway, Suite 362, Boca Raton, Florida 33431, (ii) Mr. and Mrs. Kaplan is 12049 N.W. 9 Court, Coral Springs, Florida 33071 and (iii) Mr. Rubin is 660 Kings Gate Circle, Delray Beach, Florida 33484.

(2) Includes shares of Common Stock which may be acquired upon the exercise of presently exercisable stock options and options exercisable within sixty (60) days after July 31, 1996, in the following amounts: Dr. Cook 139,135 shares; Mr. Damron, 52,306 shares; Mr. Manopoli, 75,809 shares; Mr. Molinaro, 311,010 shares; Mr. Prelaz, 97,579 shares; all directors and executive officers as a group, 675,839 shares; Mr.
           Kaplan 105,000 shares; Mrs. Kaplan, 50,000 shares; and Mr. Rubin,
           155,000 shares.

(3) Includes shares of Common Stock held in a corporation controlled by Dr. Cook.

(4) Mr. and Mrs. Kaplan, who are husband and wife, each may be deemed to share voting power over the shares owned by the other.

(5) Includes 3,500 shares of Common Stock held by Mrs. Kaplan for her children.



           CHANGE OF CONTROL. On August 7, 1995, pursuant to a Merger Agreement dated August 4, 1995, Apollo and AEC were merged into Apollo Acquisition Corp., a Delaware corporation ("Acquisition") and a wholly owned subsidiary of the Company. Acquisition was the surviving corporation in the Merger, with its name being changed to Apollo Eye Associates, Inc. As a result of the Merger, the former limited partners of Apollo and the former stockholders of AEC received in the aggregate 166,579.5924 shares of Series B Convertible Preferred Stock of the Company.

           Each share of Series B Convertible Preferred Stock was convertible into 100 shares of Common Stock of the Company and all shares of Series B Preferred Stock were converted into 16,657,959 shares of Common Stock in March 1996. As a result of the Merger and the conversion of the Series B Preferred Stock, the former limited partners of Apollo and former stockholders of AEC hold in the aggregate 16,657,959 shares of Common Stock representing _____% of the voting power of the Company, of which Dr. Cook, a former limited partner of Apollo and stockholder of AEC, holds 11,551,889 shares of Common Stock representing _____% of the voting power of the Company. The former limited partners of Apollo and stockholders of AEC also received in the aggregate options to purchase an additional 2,412,541 shares of Common Stock pursuant to the Company's 1995 Stock Option Plan A. Assuming vesting and exercise of these options, and assuming vesting and exercise of options for an additional 400,000 shares of Common Stock granted under the Company's 1994 Stock Option Plan, the former limited partners of Apollo and stockholders of AEC will hold in the aggregate _____% of the voting power of the Company and Dr. Cook will hold _____% of the voting power of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1995, except that Messrs. Peter Molinaro, J. Richard Damron and Vincent C. Manopoli each failed to file two Form 4's relating to three transactions, and James R. Cook, Jr., M.D. failed to file one Form 4 relating to one transaction. All of these transactions involved grants and forfeitures of options under the Company's 1995 Stock Option Plan A. All such Form 4's were filed in 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Coopers & Lybrand L.L.P., Certified Public Accountants ("Coopers & Lybrand"), as independent public accountants of the Company for the year 1996. Representatives of Coopers & Lybrand are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.

           The firm of Coopers & Lybrand was engaged as the Company's principal independent accountants on September 12, 1995. Previously, Feldman Radin & Co., P.C. ("Feldman Radin") had served the Company in this capacity. The decision to dismiss Feldman Radin and to engage Coopers & Lybrand was made by the Board of Directors of the Company.

           Feldman Radin had been engaged to audit the Company's financial statements for more than the two most recent fiscal years preceding September 12, 1995. None of Feldman Radin's reports on the financial statements of the Company for such two fiscal years contained an adverse opinion or a disclaimer of opinion, and none was qualified or modified as to uncertainty, audit scope, or accounting principles.

           During fiscal years 1993 and 1994 and the subsequent interim period preceding September 12, 1995, there were no disagreements between the Company and Feldman Radin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure ("disagreements"), which disagreements, if not resolved to the satisfaction of Feldman Radin, would have caused it to make reference to the subject matter of such disagreements in connection with its report. The termination of Feldman Radin did not result from any "disagreement." During the same period of time, no "event," as described in
Item 304(a)(1)(iv)(B) of Regulation S-B under the Exchange Act, occurred.

           During fiscal years 1993 and 1994 and the subsequent interim period prior to September 12, 1995, neither the Company nor anyone acting on its behalf consulted Coopers & Lybrand regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, where either a written report was provided to the Company or oral advice was provided that Coopers & Lybrand concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" or an "event" as noted in the preceding paragraph.

                1997 ANNUAL MEETING AND PROXY STATEMENT PROPOSALS

           On __________, 1996, the Board of Directors of the Company adopted amended and restated Bylaws which changed the date of the Company's Annual Meeting of Stockholders to the first [Tuesday in June] of each year or such other date as may be set by the Board. Accordingly, it is currently anticipated that the Company's 1997 Annual Meeting will be held on [Tuesday, June 3, 1997]. Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting if they are received by the Company before the close of business on _________, 1997.

                                 OTHER BUSINESS

           The Company is not aware of any business or matter which may properly be presented at the meeting other than as discussed herein. However, if any other matters do come before the meeting, or an adjournment thereof, it is intended that the proxies will vote thereon in accordance with the recommendation of the Board of Directors.

                      INCORPORATION OF CERTAIN INFORMATION
                                  BY REFERENCE

           The following information is incorporated by reference from the Company's 1995 Annual Report to Stockholders and Form 10-QSB for the quarter ended March 31, 1996, both of which are furnished with this Proxy Statement:

           (i) United Vision Group, Inc. Combined and Consolidated Financial Statements, and

           (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations.

STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB BY WRITING TO J. RICHARD DAMRON, JR. AT THE COMPANY'S ADDRESS SHOWN ABOVE.

UVGPROXY.DR7

                            UNITED VISION GROUP, INC.
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            PROXY FOR ANNUAL MEETING

              The undersigned hereby appoints James R. Cook, M.D. and J. Richard Damron, Jr., and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of United Vision Group, Inc. to be held at the _______________________________________________________ on __________, 1996, at
_____ a.m. (EDT), and at any adjournments thereof:

1. Election of James R. Cook, M.D., J. Richard Damron, Jr., Vincent C. Manopoli, Peter Molinaro, Jr. and John C. Prelaz as directors.

 [ ]  FOR all nominees;        [ ]    WITHHELD from all nominees;

 [ ]  For all nominees except as noted on line below:

EXCEPTIONS  ___________________________________________________________________

2.[ ] FOR  [ ] AGAINST  [ ] ABSTAIN                  On the proposal to amend
                                                     the Company's Certificate
                                                     of Incorporation to changes
                                                     its name to Apollo Eye
                                                     Group, Inc.

3.[ ] FOR  [ ] AGAINST  [ ] ABSTAIN                  On the proposal to amend
                                                     the Company's Certificate
                                                     of Incorporation to effect
                                                     a one-for-five reverse
                                                     stock split.

4.[ ] FOR  [ ] AGAINST  [ ] ABSTAIN                  On the proposal to approve
                                                     the conversion of
                                                     $4,000,000 of debt to
                                                     James R. Cook, M.D., to
                                                     6,779,661 shares of common
                                                     stock at a conversion
                                                     price of $0.59 per share.

5.[ ] FOR  [ ] AGAINST  [ ] ABSTAIN                  On the proposal to adopt
                                                     the Company's 1996 Stock
                                                     Option Plan, as amended
                                                     and restated.

   The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED "FOR" EACH OF THE PROPOSALS AND IN FAVOR OF THE NOMINEES LISTED ABOVE.

   Unless this sentence is stricken, as to any other matter which may properly come before the meeting, or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

   Please mark: I do [ ]    do not [ ] plan to attend the meeting.

                            Dated__________________________________, 1996

                            --------------------------------------------

                            --------------------------------------------
                              (Signature of Stockholder)

                            IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.